Contact:	Tricia J. Richardson Senior Manager, Investor Relations Novavax, Inc. 1 240-268-2031

NOVAVAX Reports Fourth Quarter and 2009 Year-End Financial Results

ROCKVILLE, MD., March 12 /PRNewswire-FirstCall/ -- Novavax, Inc. (Nasdaq: NVAX) today announced financial results for the fourth quarter and year ended December 31, 2009.

Novavax reported a net loss of $14 million, or $0.15 per share, for the fourth quarter of 2009 compared to a net loss of $11.1 million, or $0.16 per share, in the fourth quarter of 2008.  For 2009, the company reported a net loss of $38.4 million, or $0.45 per share, compared to a net loss of $36 million, or $0.53 per share, for 2008. The primary reason for the increased loss in the comparative fourth quarter and year-over-year results are the number and size of the clinical trials that were performed in 2009, compared to 2008.

At December 31, 2009, Novavax had cash, cash equivalents and short-term investments of $43 million compared to $33.9 million at December 31, 2008.  Working capital increased from $7.4 million in 2008 to $36.5 million in 2009.

Dr. Rahul Singhvi, President and Chief Executive Officer of Novavax, stated:  "During 2009, Novavax made substantial progress across every part of our business and in each of our vaccine programs.  We raised $56 million in new capital, launched a pivotal study of our 2009 H1N1 VLP pandemic influenza vaccine in Mexico with encouraging results to date, demonstrated safety and immunogenicity of our trivalent seasonal VLP influenza vaccine and identified a viable vaccine candidate to prevent respiratory syncytial virus (RSV).  We have now conducted five human clinical studies for our pandemic and seasonal VLP vaccine candidates in over 4,200 subjects, demonstrating safety and immunogenicity.  We plan to begin Phase III studies of our influenza vaccines, subject to the expected results of the ongoing Phase IIa trial in older subjects and future clinical pathway discussions with the FDA. The Company ended 2009 with a solid balance sheet and a strong scientific position that will enable us to continue to advance our pipeline products."

Key highlights of 2009:
•	Raised net proceeds of $45 million from equity sales and $11 million through a strategic alliance with Cadila Pharmaceuticals of India.
•	Retired $22 million of convertible debt.
•	Produced clinical lots of our 2009 H1N1 VLP pandemic influenza vaccine and trivalent VLP influenza vaccine under cGMP at the company’s pilot plant.
•
Demonstrated the capability of our recombinant vaccine technology to develop and produce our 2009 H1N1 VLP pandemic influenza vaccine candidate in only 11 weeks from receiving the genetic sequence from the Centers for Disease Control and Prevention (CDC).

•	Launched the largest clinical study in the company’s history in Mexico in collaboration with Avimex Laboratories and GE Healthcare for Novavax’s 2009 H1N1 VLP pandemic influenza vaccine.
•	Completed enrollment and reported positive clinical results from the first of a two-stage pivotal study of our 2009 H1N1 VLP pandemic influenza vaccine in Mexico.
•	Completed enrollment from the second stage of the pivotal study of our 2009 H1N1 VLP pandemic influenza vaccine in Mexico.
•
Our joint venture in India with Cadila Pharmaceuticals, named CPL Biologicals, began construction of a new, state-of-the-art influenza vaccine manufacturing facility.  This facility is intended to be used to produce seasonal and pandemic influenza vaccines.

•
Completed enrollment of a Phase IIa study of seasonal VLP influenza vaccine in older adults in a dose-ranging study comparing Novavax’s trivalent seasonal VLP influenza vaccine with the currently marketed Fluzone® vaccine.

•	Reported positive data from a second Phase II trivalent seasonal VLP influenza vaccine clinical study in healthy adults. Trivalent seasonal VLP influenza vaccine was well–tolerated and immunogenic.
•	Responded to U.S. Department of Health and Human Services (HHS) request for proposal for a BARDA contract award to support development of recombinant influenza vaccines.
•	Announced positive pre-clinical data for RSV vaccine candidate. To date, there are no approved vaccines available for RSV.
•	Received from the National Institution of Health (NIH) a grant for RSV vaccine program, which will support continued pre-clinical development of the RSV vaccine candidate.

Anticipated events in 2010:
•	Receive possible notification from HHS regarding BARDA contract award.
•	Report final H1N1 data from the two-stage pivotal study of 2009 H1N1 VLP pandemic influenza vaccine in Mexico.
•	Pursue possible regulatory approval of 2009 H1N1 VLP pandemic influenza vaccine in Mexico.
•	Complete preparations for Investigational New Drug (IND) filing and clinical development of RSV vaccine candidate.
•	Report data from Phase IIa of a head-to-head study in seasonal VLP influenza vaccine in older adults.
•	CPL Biologicals completes new, state-of-the-art influenza vaccine manufacturing facility in India.

Conference Call
Novavax’s management will host its quarterly conference call at 10:00 a.m. Eastern time today.  The live conference call will be accessible via Novavax’s website at www.novavax.com under Investor/Events or by telephone at 1 (866) 804-3550 (U.S. or Canada) or 1 (703) 639-1330 (International).  An archive of the conference call will be available on Novavax’s website approximately one hour after the event for 90 days and a replay of the conference call will also be available by telephone beginning March 12, 2010 at 1:00 pm through March 14, 2010 at 11:59 pm. To access the replay, dial 1 (888) 266-2081 and enter pass code 1412843.

About Novavax
Novavax, Inc. is a clinical-stage biotechnology company creating novel vaccines to address a broad range of infectious diseases worldwide, including H1N1, using advanced proprietary virus-like-particle (VLP) technology.  The company produces potent VLP-based recombinant vaccines utilizing new and efficient manufacturing approaches.  Novavax is committed to using its VLP technology to create country-specific vaccine solutions.  The company has formed a joint venture with Cadila Pharmaceuticals, named CPL Biologicals, to develop and manufacture vaccines, biological therapeutics and diagnostics in India.  Additional information about Novavax is available on the company’s website: www.novavax.com.

Forward Looking Statements
Statements herein relating to future financial or business performance, conditions or strategies and other financial and business matters, including expectations regarding revenue, operating expenses, use of cash, and clinical developments and anticipated milestones, including a BARDA contract, Phase III studies and seeking approval in Mexico, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Novavax cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time.  Factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include, among other things, the following:  our ability to progress any product candidates into pre-clinical or clinical trials; the scope, initiation, rate and progress of our pre-clinical studies and clinical trials and other research and development activities; clinical trial results; even if the data from pre-clinical studies or clinical trials is positive, the product may not prove to be safe and efficacious; regulatory approval is needed before any vaccines can be sold in or outside the United States and, to date, no governmental authority has approved any of our vaccine candidates for sale; influenza is seasonal in nature, and if approval or commercial launch after approval is not timely in relation to the influenza season, we may not be able to manufacture or sell our influenza vaccines on terms favorable to us until the next influenza season, if at all; we have not manufactured any of our vaccine candidates at a commercial level; we utilize a unique manufacturing process and the scale-up of that process may prove difficult and costly; our dependence on third parties to manufacture and distribute our vaccines; risks associated with conducting business outside of the United States; the cost of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights; competition for clinical resources and patient enrollment from drug candidates in development by other companies with greater resources and visibility; our ability to enter into future collaborations with industry partners and the terms, timing and success of any such collaboration; our ability to obtain adequate financing in the future through product licensing, co-promotional arrangements, public or private equity or debt financing or otherwise; the inability to win any government grants, including BARDA in a timely manner or if at all and other factors referenced herein.  Further information on the factors and risks that could affect Novavax’s business, financial conditions and results of operations, is contained in Novavax’s filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov. These forward-looking statements speak only as of the date of this earnings release and Novavax assumes no duty to update such statements.

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NOVAVAX, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share information)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
	(unaudited)
Revenue	$75	$70	$325	$1,064

Operating expenses:
Research and development	10,962	5,865	25,780	24,334
General and administrative	3,267	3,415	11,928	11,090
Total operating expenses	14,229	9,280	37,708	35,424
Loss from continuing operations before other income (expense)	(14,154)	(9,210)	(37,383)	(34,360)
Interest income (expense), net	43	(127)	(501)	(724)
Net gain (impairment) of short-term investments	156	(1,238)	(490)	(1,238)
Loss from continuing operations	(13,955)	(10,575)	(38,374)	(36,322)
Income (loss) from discontinued operations	—	(505)	—	273
Net loss	$(13,955)	$(11,080)	$(38,374)	$(36,049)

Basic and diluted net loss per share:
Loss per share from continuing operations	$(0.15)	$(0.16)	$(0.45)	$(0.53)
Loss per share from discontinued operations	—	—	—	—
Net loss per share	$(0.15)	$(0.16)	$(0.45)	$(0.53)

Basic and diluted weighted average
number of common shares outstanding	95,984	68,144	85,555	68,174

SELECTED BALANCE SHEET DATA
(in thousands)

	December 31, 2009	December 31, 2008
Cash and cash equivalents	$38,757	$26,938
Short-term investments	4,193	6,962
Total current assets	44,503	35,096
Working capital	36,476	7,379
Total assets	85,605	76,625
Total long-term debt and notes payable	486	22,908
Total stockholders’ equity	74,465	45,489

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